UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: October 31, 2006

CHINA EXPERT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30644	98-0348086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2703-04, Great Eagle Centre 23 Harbour Road Wanchai, Hong Kong
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 852-2802-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 31, 2006, China Expert Technology, Inc. (the “Company”) entered into an Amendment and Waiver Agreement amending certain provisions of the Securities Purchase Agreement and other related Transaction Documents which were executed on October 21, 2005.  The closing under the Securities Purchase Agreement was completed on October 31, 2005, and at the closing, Alpha Capital AG, DKR Soundshore Oasis Holding Fund, Ltd., Ellis International, Platinum Partners Advisors, LLC, and Platinum Long Term Growth I, LLC,  (the “Holders”) purchased $6,000,000 in face amount of 7% Secured Convertible Debentures (the “Debentures”) which were to be due and payable in full on October 31, 2006, which was one year from the date of issuance.

A portion of the Debentures had previously been converted by the Holders.  Therefore, as of October 31, 2006, a total of $4,398,439 in face amount of Debentures remained issued and outstanding. Under the Amendment and Waiver Agreement, the Company agreed to give the Holders the right to extend the due date of the outstanding Debentures for six months, to April 30, 2007, and the Holders agreed to waive the payment of interest on the outstanding Debentures during the extension period.

Following execution of the Amendment and Waiver Agreement all of the Holders elected to exercise their right to extend the due date of their Debentures.  Therefore, the remaining outstanding Debentures are now due and payable in full on April 30, 2007.

Under the original terms of the Debentures, the Holders had the right to convert them into shares of common stock of the Company at a price of equal to 75% of the average of the volume weighted average prices of the Company’s common stock for the 5 consecutive trading days immediately prior to the date of conversion.  But, in no event would the conversion price be greater than $1.80 per share. Under the terms of the Amendment and Waiver Agreement, the parties agreed to fix the conversion price for the remaining outstanding Debentures at $1.80 per share.

Under the Amendment and Waiver Agreement, the Company also acknowledged that it had defaulted under the terms of the Securities Purchase Agreement as a result of its failure to have a registration statement declared effective by the Securities and Exchange Commission on or prior to the 200th calendar day following the closing date of the Securities Purchase Agreement (the “Event of Default”).  The Company also acknowledged that as a result of the Event of Default, the Holders were entitled to certain liquidated damages and other potential remedies, and agreed to issue a total of 613,815 shares of restricted common stock to the Holders in payment of the liquidated damages.

Pursuant to the terms and conditions of the Amendment and Waiver Agreement, and in consideration of the Company’s agreement to issue shares of common stock in payment of previously accrued liquidated damages, the Holders agreed to: (i) fix the conversion price (i) to waive other available rights and remedies under the Securities Purchase Agreement, the Transaction Documents or any other agreement or at law or in equity arising as a result of the Event of Default; (ii) to waive the payment of certain liquidated damages, and to waive the right to claim additional liquidated damages in the future as a result of the Event of Default; and (iii) to amend the Debentures, the Registration Rights Agreement and, to the extent necessary, the other Transaction Documents in such a manner as to make them consistent with the Amendment and Waiver Agreement.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed herewith:

10.8

Amendment and Waiver Agreement, dated as of October 31, 2006, by and between China Expert Technology and each of the other parties set forth on the signature page herein (each such party a “Holder” and, collectively, the “Holders”).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EXPERT TECHNOLOGY, INC.

By: /s/ Fu Wan Chung, Simon

Director and CFO

Date: November 1, 2006